Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated April 15, 2021, with respect to the consolidated balance sheets of Fearless Films, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficiency, and cash flows for the years then ended. Our report dated April 15, 2021 relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about Fearless Films, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

November 2, 2021